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                                                                      EXHIBIT 21

SUBSIDIARY OF THE REGISTRANT


                                                       STATE OF
NAME                                                INCORPORATION
----                                                -------------

Uni-Marts of America, Inc.                             Delaware


Uni-Marts of America, Inc. does business only under its legal corporate name.